FOR IMMEDIATE RELEASE
August 12, 2010

OLD POINT FINANCIAL CORPORATION QUARTERLY
DIVIDEND PAYMENT ANNOUNCED

Hampton, VA  Old Point Financial Corporation (Nasdaq "OPOF") has declared a quarterly dividend of $0.05 per share of common capital stock to be paid on September 30, 2010, to shareholders of record as of the close of business on August 31, 2010.

Old Point Financial Corporation, (Nasdaq:  "OPOF",) with $912 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 21 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286